Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
News Release

TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS
LOS ANGELES – January 26, 2006 – Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenues of $310.4 million increased 7.7% compared to last year

•	Earnings per share of $0.48 increased 23.1% compared to last year

•	Full year revenues increased 18.7% to over $1.2 billion

•	Full year earnings per share increased 49.2% to $1.85

•	Announced agreement to acquire Benthos, Inc
Teledyne Technologies today reported fourth quarter 2005 sales of $310.4 million, compared with sales of $288.1 million for the same period of 2004. Net income for the fourth quarter of 2005 was $16.6 million ($0.48 per diluted share), compared with net income of $13.4 million ($0.39 per diluted share) in the fourth quarter of 2004.
“Our record revenue and net income marked the completion of an outstanding year for Teledyne. In the fourth quarter, as a result of continued margin improvement and focused acquisitions, earnings per share grew at three times the rate of revenue,” said Robert Mehrabian, chairman, president and chief executive officer. “For the full year 2005, earnings per share increased 49.2 percent, the fourth consecutive year of double-digit earnings growth. Furthermore, full year free cash flow was $72.5 million and exceeded net income for the fourth consecutive year. In November 2005, we also announced the acquisition of Benthos, Inc. This acquisition, expected to close in January 2006, would further increase our capabilities and product offerings in both military and commercial marine instrumentation markets.”
Full Year 2005
Sales for 2005 were $1,206.5 million, compared with $1,016.6 million for 2004. Net income for 2005 was $64.2 million ($1.85 per diluted share), compared with $41.7 million ($1.24 per diluted share) for 2004. Net income for 2005 included pretax pension expense of $12.7 million ($3.4 million after recovery from certain government contracts), compared with pretax pension expense of $8.7 million ($8.2 million after recovery from certain government contracts) in 2004.

Review of Operations
Electronics and Communications
The Electronics and Communications segment’s fourth quarter 2005 sales were $188.9 million, compared with fourth quarter 2004 sales of $161.8 million. Fourth quarter 2005 operating profit was $22.3 million, compared with operating profit of $16.7 million in the fourth quarter of 2004.
Fourth quarter 2005 sales, compared with the same period of 2004, resulted primarily from revenue growth in defense electronics and electronic instruments. The revenue growth in defense electronics was driven by increased sales from several product lines, the acquisition of Cougar Components on June 30, 2005 and the acquisition of the defense electronics business of Celeritek, Inc. on October 22, 2004. The revenue growth in electronic instruments was primarily driven by the acquisition of RD Instruments, Inc. on August 26, 2005, and increased sales of geophysical sensors for the energy exploration market. The increase in revenue in the fourth quarter of 2005 from businesses acquired since the third quarter of 2004 was $19.9 million. Segment operating profit was favorably impacted by acquisitions, organic sales growth and by lower pension expense. Pension expense, in accordance with the pension accounting requirements of SFAS No. 87, was $0.1 million in the fourth quarter of 2005, compared with $1.0 million in the fourth quarter of 2004. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.1 million in the fourth quarter of 2005, compared with no allocation in the fourth quarter of 2004.
Systems Engineering Solutions
The Systems Engineering Solutions segment’s fourth quarter 2005 sales were $62.7 million, compared with fourth quarter 2004 sales of $64.8 million. Fourth quarter 2005 operating profit was $6.2 million in both the fourth quarter of 2005 and the fourth quarter of 2004.
Fourth quarter 2005 sales, compared with the same period of 2004, reflected lower revenue in aerospace and environmental programs. Operating profit in the fourth quarter of 2005, compared with the same period of 2004, reflected the impact of lower revenue offset by finalization of the 2005 award fee for the Ground-based Midcourse Defense contract. Segment operating profit included pension expense under SFAS No. 87 of $2.6 million in the fourth quarter of 2005, compared with $0.7 million of pension expense in the fourth quarter of 2004. Pension expense allocated to contracts pursuant to CAS was $2.1 million in the fourth quarter of 2005 compared with $0.5 million in the fourth quarter of 2004.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s fourth quarter 2005 sales were $51.5 million, compared with fourth quarter 2004 sales of $53.3 million. The fourth quarter 2005 operating profit was $3.7 million, compared with operating profit of $4.8 million in the fourth quarter of 2004.
The lower fourth quarter 2005 sales, compared with the same period of 2004, primarily resulted from a decline in sales of turbine engines due to the timing of customer delivery requirements. Segment operating profit included increased workers compensation accruals and also reflected the impact of lower sales. Segment operating profit also included pension expense, under SFAS No. 87 of $0.2 million in the fourth quarter of 2005, compared with $0.3 million for the fourth quarter of 2004.

Energy Systems
The Energy Systems segment’s fourth quarter 2005 sales were $7.3 million, compared with fourth quarter 2004 sales of $8.2 million. Operating profit was $0.2 million, compared with operating profit of $0.7 million in the fourth quarter of 2004.
The decrease in fourth quarter 2005 sales, compared with the fourth quarter of 2004, primarily resulted from reduced work on certain government contracts. Segment operating profit was impacted by the lower government sales and differences in contract fees. Segment operating profit also included pension expense, under SFAS No. 87 of $0.1 million for the fourth quarter of 2005 compared with no expense in the fourth quarter of 2004. Pension expense allocated to contracts pursuant to CAS was $0.1 million in the fourth quarter of 2005, compared with no allocation in the fourth quarter of 2004.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $32.2 million for the fourth quarter 2005, compared with $28.0 million for the fourth quarter of 2004. The higher cash provided by operating activities in 2005, compared with 2004, was primarily due to higher net income, lower tax payments and improved working capital management, partially offset by higher pension contributions and higher aircraft product liability payments. Free cash flow (cash from operating activities less capital expenditures) was $24.7 million for the fourth quarter of 2005, compared with free cash flow of $19.2 million for the same period of 2004. At January 1, 2006, total debt was $47.2 million, which includes $43.5 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $9.3 million at January 1, 2006. Capital expenditures for the fourth quarter of 2005 were $7.5 million, compared with $8.8 million for the fourth quarter of 2004. Depreciation and amortization expense was $7.1 million for the fourth quarter of 2005 and $6.4 million for the fourth quarter of 2004. Depreciation and amortization expense was $25.6 million for full year 2005 and $24.8 million for full year 2004.

Free Cash Flow(a)	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
(in millions, brackets indicate use of funds)	2005	2004	2005	2004
Cash provided by operating activities	$32.2	$28.0	$92.3	$84.9
Capital expenditures for property, plant and equipment	(7.5)	(8.8)	(19.8)	(18.8)

Free cash flow	$24.7	$19.2	$72.5	$66.1

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Free cash flow provides supplemental information to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Pension
Pension expense for the fourth quarter of 2005 was $3.2 million, compared with pension expense of $2.1 million for the same period of 2004, in accordance with the pension accounting requirements of SFAS No. 87. Pension expense allocated to contracts pursuant to CAS was $2.3 million in the fourth quarter of 2005, compared with $0.5 million for the fourth quarter of 2004. Under one of its spin-off agreements, after November 29, 2004, the company is able to charge pension costs to the U.S. Government under certain government contracts. Pension expense determined under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the fourth quarter of 2005 was 37.8% compared with an effective tax rate of 36.6% for the fourth quarter of 2004. The total year 2005 effective tax rate was 37.6% compared with an effective tax rate of 38.7% for total year 2004.
Other
Corporate expense for the fourth quarter of 2005 was lower compared with the fourth quarter of 2004 and reflected lower professional fee expenses and lower compensation costs. Interest expense, net of interest income, was $0.9 million in both the fourth quarter of 2005 and the fourth quarter of 2004.
Outlook
Based on its current outlook, the company’s management believes that first quarter 2006 earnings per share will be in the range of approximately $0.43 to $0.46. The full year 2006 earnings per share outlook is expected to be in the range of approximately $1.85 to $1.90. The company’s estimated effective income tax rate for 2006 is 37.6%.
The company’s 2006 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due primarily to the contribution of the company’s pending acquisition and acquisitions completed in 2005.
The full year 2006 earnings outlook includes approximately $16.4 million ($0.28 per share) in pension expense under SFAS No. 87, or $6.6 million ($0.11 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2005 earnings included $12.7 million ($0.23 per share) in pension expense under SFAS No. 87, or $3.4 million ($0.06 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The increase in full year 2006 pension expense reflects, in part, the reduction of the discount rate assumption for the company’s defined benefit plan from 6.25% in 2005 to 6.00% in 2006. The company’s 2006 earnings outlook also reflects $5.4 million ($0.10 per share) in stock option compensation expense based on current assumptions regarding stock option issuances during the year and estimated fair value of the stock option grants. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share Based Payment” (“SFAS No. 123R”) that requires compensation costs related to share-based payment transactions to be recognized in the financial statements. The company adopted SFAS No. 123R in the first quarter of 2006.

EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2006 Full Year Outlook		2005	2004
	Low	High	Actual	Actual
Earnings per share (excluding net pension expense and stock option expense)	$2.06	$2.11	$1.91	$1.39
Pension expense — SFAS No. 87	(0.28)	(0.28)	(0.23)	(0.16)
Pension expense — CAS (b)	0.17	0.17	0.17	0.01

Earnings per share (excluding stock option expense)	1.95	2.00	1.85	1.24
Stock option expense	(0.10)	(0.10)	—	—

Earnings per share — GAAP	$1.85	$1.90	$1.85	$1.24

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.

(b)	Under one of its spin-off agreements, after November 29, 2004, the company is able to charge pension costs to the U.S. Government under certain government contracts. Pension expense determined under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, pension matters and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications, commercial aviation and energy exploration markets, funding, continuation and award of government programs, changes in insurance expense, customers’ acceptance of piston engine price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies’ growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The company assumes no duty to update forward-looking statements.
Additional Information About the Acquisition of Benthos, Inc.
This press release is for informational purposes only. It does not constitute an offer to purchase shares of Benthos, Inc. or a solicitation or recommendation statement under the rules and regulations of the Securities and Exchange Commission (“SEC”). Benthos publicly filed a Form 8-K with the SEC containing the terms of the definitive merger agreement and shareholders agreements, and mailed a proxy statement to shareholders of Benthos in connection with the proposed transaction. Investors and security holders of Benthos are urged to read the proxy statement and other relevant materials because they contain important information about Teledyne, Benthos and the proposed transaction. Investors and security holders may obtain a copy of these materials and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov. A copy of the proxy statement may also be obtained from Benthos, Inc., 49 Edgerton Drive, North Falmouth, MA 02556, Attn: Investor Relations. In addition, investors and security holders may access copies of the documents filed with the SEC by Benthos on Benthos’ web site at www.benthos.com.
A live webcast of Teledyne Technologies’ fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 26, 2006. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, January 26, 2006.

Investor Contact:	Jason VanWees
(310) 893-1642

Media Contact:	Robyn McGowan
(310) 893-1640
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TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEAR
ENDED JANUARY 1, 2006 AND JANUARY 2, 2005
(Unaudited — In millions, except per share amounts)

	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
	2005	2004	2005	2004
Net sales	$310.4	$288.1	$1,206.5	$1,016.6
Costs and expenses:
Costs of sales	222.6	205.1	869.6	746.3
Selling, general and administrative expenses	60.8	60.9	236.2	203.4

Total costs and expenses	283.4	266.0	1,105.8	949.7

Income before other income and (expense) and taxes	27.0	22.1	100.7	66.9
Other income (expense), net (a)	0.6	—	5.8	3.0
Interest expense, net	(0.9)	(0.9)	(3.5)	(1.9)

Income before income taxes	26.7	21.2	103.0	68.0
Provision for income taxes	10.1	7.8	38.8	26.3

Net income	$16.6	$13.4	$64.2	$41.7

Diluted earnings per common share	$0.48	$0.39	$1.85	$1.24

Weighted average diluted common shares outstanding	34.9	34.1	34.7	33.7

(a)	Total year 2005 and 2004, includes the receipt of $5.0 million and $2.5 million, respectively, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.
TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE MONTHS AND FISCAL YEAR ENDED
JANUARY 1, 2006 AND JANUARY 2, 2005
(Unaudited — In millions)

	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
	2005	2004	2005	2004
Net sales:
Electronics and Communications	$188.9	$161.8	$717.8	$567.9
Systems Engineering Solutions	62.7	64.8	263.7	242.2
Aerospace Engines and Components	51.5	53.3	196.6	181.8
Energy Systems	7.3	8.2	28.4	24.7

Total net sales	$310.4	$288.1	$1,206.5	$1,016.6

Operating profit and other segment income:
Electronics and Communications	$22.3	$16.7	$84.0	$54.4
Systems Engineering Solutions	6.2	6.2	27.5	27.1
Aerospace Engines and Components (a)	3.7	4.8	13.5	6.1
Energy Systems	0.2	0.7	1.6	1.6

Segment operating profit and other segment income	$32.4	$28.4	$126.6	$89.2
Corporate expense	(5.4)	(6.3)	(20.9)	(19.8)
Other income (expense), net (a)	0.6	—	0.8	0.5
Interest expense, net	(0.9)	(0.9)	(3.5)	(1.9)

Income before income taxes	26.7	21.2	103.0	68.0
Provision for income taxes	10.1	7.8	38.8	26.3

Net income	$16.6	$13.4	$64.2	$41.7

(a)	Total year 2005 and total year 2004 includes the receipt of $5.0 million and $2.5 million, respectively, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. These amounts are included as part of other income on the income statement table above.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
JANUARY 1, 2006 AND JANUARY 2, 2005
(Current period unaudited — In millions)

	January 1,	January 2,
	2006	2005 (a)
ASSETS
Cash and cash equivalents	$9.3	$11.4
Accounts receivable, net	167.4	141.7
Inventories, net	110.8	97.7
Deferred income taxes, net	25.4	26.8
Prepaid expenses and other assets	12.2	9.3

Total current assets	325.1	286.9

Property, plant and equipment, net	96.7	93.3
Deferred income taxes, net	42.9	28.3
Goodwill and acquired intangible assets, net	230.9	190.6
Other assets, net	26.5	25.7

Total assets	$722.1	$624.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$69.7	$62.3
Accrued liabilities	101.5	97.0
Current portion of long-term debt and capital lease	0.2	3.2

Total current liabilities	171.4	162.5

Long-term debt and capital lease obligation	47.0	74.4
Other long-term liabilities	177.7	125.8

Total liabilities	396.1	362.7
Total stockholders’ equity	326.0	262.1

Total liabilities and stockholders’ equity	$722.1	$624.8

(a)	Certain amounts for the prior year-end have been reclassified to conform to the 2005 presentation.